Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Restaurant Brands International Inc.:

We consent to the use of our reports dated February 23, 2018, with respect to the consolidated balance sheets of Restaurant Brands International Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein.

Our report dated February 23, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states that the Company acquired Popeyes Louisiana Kitchen, Inc. (Popeyes) during 2017 and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Popeyes’ internal control over financial reporting associated with total assets of $2.439.8 million (which includes acquisition accounting adjustments within the scope of the assessment) and total revenues of $202.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017, and that our audit of internal control over financial reporting of the Company also excludes an evaluation of the internal control over financial reporting of Popeyes.

Miami, Florida

August 1, 2018